Exhibit 10.3

CONSENT AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This CONSENT AND THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of April 7, 2022, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and BIODESIX, INC., a Delaware corporation (“Borrower”).

RECITALS

A.
Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as the same may from time to time be amended, modified, supplemented or restated, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of September 30, 2021, by that certain Consent and Second Amendment to Loan and Security Agreement dated as of December 31, 2021 and by that certain letter agreement re “Loan and Security Agreement dated as of March 19, 2021” dated as of April 1, 2022, collectively, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.
Borrower has requested that Bank consent to modify Section 6.7(b)(i) of the Loan Agreement (as in effect prior to the date hereof) to remove the requirement to satisfy Section 6.7(b)(i) of the Loan Agreement for the measuring period ending March 31, 2022 (the “Financial Covenant Consent”).

C.
Section 7.7(c) of the Loan Agreement provides that Borrower shall not amend, restate or otherwise modify the Integrated Diagnostics APA without Bank’s prior written consent. Borrower has informed Bank that Borrower intends to enter into that Amendment No. 3 to Asset Purchase Agreement and Plan of Reorganization (the “Integrated Diagnostics APA Amendment”) by and among Borrower, Integrated Diagnostics, Inc. and IND Funding LLC pursuant to which Borrower intends to make certain adjustments to the schedule and amounts of the milestone payments owing from Borrower to Integrated Diagnostics, Inc. in accordance with the terms of the Integrated Diagnostics APA as more specifically set forth in the Integrated Diagnostics APA Amendment.

D.
Borrower has further informed Bank that Borrower intends to enter into that certain Lease Agreement for leasing from Centennial Valley Properties I, LLC the premises located at 919 West Dillion Road, Louisville, CO 80027 (the “Lease Agreement”) pursuant to which Borrower is required to furnish a letter of credit in favor of the landlord thereof. Section 7.4 of the Loan Agreement provides that Borrower shall not incur any Indebtedness (other than Permitted Indebtedness) without Bank’s prior written consent and Section 7.5 of the Loan Agreement provides that Borrower shall not incur any Lien (other than Permitted Lien) without Bank’s prior written consent; and Borrower has requested consent from Bank to enter into the Lease Agreement and furnish the cash secured letter of credit in connection therewith.

E.
Borrower has further requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein. Subject to the satisfaction of the items set forth in Section 11 below, Bank has agreed to consent to (a) the Financial Covenant Consent, and (b) the entry by Borrower into (i) the Integrated Diagnostics APA Amendment, but for the avoidance of doubt, Bank has not and is not in any way consenting to the making by Borrower of any of the milestone payments required under Section 1.9 of the Integrated Diagnostics APA as amended by the Integrated Diagnostics APA Amendment or any other payments required to be made by Borrower in accordance with the terms of the Integrated Diagnostics APA as amended by the Integrated Diagnostics APA Amendment, and Bank hereby expressly reserves all rights and remedies related to any such payments, and (ii) the Lease Agreement together with incurrence of all Indebtedness in connection therewith and the issuance by Bank of a cash-secured letter of credit in the amount of Five Million Dollars ($5,000,000) issued at the request of Borrower with Centennial Valley Properties I, LLC as beneficiary for the property located at 919 West Dillion

Road, Louisville, CO 80027 (collectively, the “April 2022 Permitted Transactions”). Bank has further agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.
Consents. Subject to (a) satisfaction of the items set forth in Section 11 below, (b) Bank’s review and receipt of the Integrated Diagnostics APA Amendment in form and substance satisfactory to Bank in its sole discretion, and (c) occurrence of the Third Amendment Prepayment in accordance with the terms hereof, Bank hereby consents to (i) the Financial Covenant Consent, and (ii) the April 2022 Permitted Transactions. Bank’s consent with respect to Sections (y) 6.7(b)(i) of the Loan Agreement shall apply only with respect to the measuring period ending March 31, 2022 (and shall not apply to any additional measuring periods) and (z) 7.7(c) of the Loan Agreement shall apply only with respect to the Integrated Diagnostics APA Amendment (and shall not apply to any additional amendments, restatements or other modifications that may seek to make to the Integrated Diagnostics APA). Bank’s agreement to the Financial Covenants Consent and the Integrated Diagnostics APA Amendment (A) in no way shall be deemed an agreement by Bank to consent or otherwise waive Borrower’s compliance with the above-referenced sections as of any other date, and (B) shall not limit or impair the Bank’s right to demand strict performance of such sections as of all other dates. Notwithstanding the foregoing and for the avoidance of doubt, Bank has not and is not in any way consenting to the making by Borrower of any of the milestone payments required under Section 1.9 of the Integrated Diagnostics APA as amended by the Integrated Diagnostics APA Amendment or any other payments required to be made by Borrower in accordance with the terms of the Integrated Diagnostics APA as amended by the Integrated Diagnostics APA Amendment and Bank hereby expressly reserves all rights and remedies related to any such payments.

3.
Amendments to Loan Agreement.

3.1
Section 2.1.1 (Term Loan Advance). Section 2.1.1(c)(i) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Voluntary Prepayment. On or about the Second Amendment Effective Date, Borrower made a prepayment to Bank in an amount equal to Twenty Million Dollars ($20,000,000) of the outstanding principal balance of the Term Loan Advance as of such date. On or about April 1, 2022, Borrower made a prepayment to Bank in an amount equal to Two Million Dollars ($2,000,000) of the outstanding principal balance of the Term Loan Advance on such date.

On or prior to the earlier to occur of (A) the Third Amendment Effective Date or (B) the date on which Bank, at Borrower’s request, issues a cash secured Letter of Credit with Centennial Valley Properties I, LLC as the beneficiary securing Borrower’s obligations under the Lease Agreement, Borrower shall prepay an additional One Million Dollars ($1,000,000) of the outstanding principal balance of the Term Loan Advance as of such date (the “Third Amendment Prepayment”); provided that, for the avoidance of doubt, no Prepayment Fee shall apply to the Third Amendment Prepayment.

On or prior to the 2022 Prepayment Date, Borrower shall prepay an additional Two Million Dollars ($2,000,000) of the outstanding principal balance of the

Term Loan Advance as of such date (the “2022 Prepayment”); provided that, for the avoidance of doubt, no Prepayment Fee shall apply to the 2022 Prepayment.

At any time, Borrower shall have the option to prepay all, but not less than all, of the remaining outstanding principal balance of the Term Loan Advance, provided Borrower (A) delivers written notice to Bank of its election to prepay the remaining outstanding principal balance of the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (B) pays, on the date of such prepayment (w) all remaining outstanding principal due hereunder with respect to the Term Loan Advance, plus accrued and unpaid interest thereon, (x) the Prepayment Fee, if applicable, (y) the Final Payment, and (z) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.”

3.2
Section 2.4 (Fees and Expenses). Sections 2.4(a) and 2.4(b) of the Loan Agreement hereby are amended and restated in their entirety to read as follows:

“(a) Prepayment Fee. The Prepayment Fee, when due hereunder; provided that (i) the Prepayment Fee shall be deemed to be automatically waived by Bank if the Term Loan Advance is refinanced with another credit facility from Bank, (ii) Bank hereby agrees to waive Borrower’s payment of that portion of the Prepayment Fee that would otherwise by due and owing to Bank in connection with each of (A) the prepayment by Borrower of Twenty Million Dollars ($20,000,000) of the Term Loan Advance on or prior to the Second Amendment Effective Date, (B) the prepayment by Borrower of Two Million Dollars ($2,000,000) of the Term Loan Advance on April 1, 2022, (C) the Third Amendment Prepayment, and (D) the 2022 Prepayment; and

(b) Final Payment. The Final Payment, when due hereunder; provided that Bank hereby agrees to defer payment of that portion of the Final Payment that would otherwise by due and owing to Bank in connection with the prepayment by Borrower of Twenty Million Dollars ($20,000,000) of the Term Loan Advance on or prior to the Second Amendment Effective Date, Two Million Dollars ($2,000,000) of the Term Loan Advance on April 1, 2022, the Third Amendment Prepayment and the 2022 Prepayment until the earliest to occur of (i) the Term Loan Maturity Date, (ii) the acceleration of the Term Loan Advance, or (iii) the prepayment of the remaining principal balance of the Term Loan Advance pursuant to Section 2.1.1(c).”

3.3
Section 6.7 (Financial Covenants). Section 6.7(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b) Minimum Revenue (Performance to Plan).

(i)
Achieve revenue (measured in accordance with GAAP and tested as of the last day of each calendar quarter ending after March 31, 2022 on a trailing three (3) month basis) of not less than (x) fifty-three percent (53%) of the Borrower’s projected revenue numbers for the quarter ending June 30, 2022, (y) fifty percent (50%) of the Borrower’s projected revenue for the quarter ending September 30, 2022, and (z) fifty percent (50%) of the Borrower’s projected revenue for the quarter ending December 31, 2022, in each case as the projected revenue is set forth in Borrower’s projections delivered to Bank on March 29, 2022 and titled “Biodesix, Inc. – Income Statement”.

(iii) The required minimum revenue (performance to plan) covenant levels for the quarterly measuring periods ending after December 31, 2022, shall, unless

Borrower and Bank shall otherwise agree in writing, (A) be set at seventy- five percent (75%) of the Borrower’s projections delivered to Bank in accordance with Section 6.2(e) hereof and measured on a trailing six (6) month basis, (B) reflect year-over-year revenue growth (determined in accordance with GAAP) for each measuring period and (C) be documented pursuant to an amendment to this Agreement to be entered into on or prior to December 31 of each calendar year (commencing with December 31, 2022). So long as Borrower shall have been provided a copy of such amendment not less than ten (10) Business Days prior to December 31st of any applicable calendar year and an opportunity to review and provide comment on such amendment, and the terms and conditions of such amendment shall not otherwise be prohibited as a matter of contract or applicable law, Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to December 31st of any applicable year shall be an immediate and non-curable Event of Default hereunder.”

3.4
Section 13 (Definitions). The defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by deleting sub-clause (n) thereof in its entirety and replacing it with the following and adding the following as a new-sub clause (o) thereof:

“(n) Indebtedness incurred in connection with that certain Letter of Credit issued by Bank in favor of Centennial Valley Properties I, LLC as the beneficiary thereunder in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in connection with the Lease Agreement;

(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that (i) the principal amount thereof is not increased and (ii) taken as a whole, the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.”

3.5
Section 13 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable in Section 13.1 of the Loan Agreement, as follows:

“2022 Prepayment Date” is May 15, 2022, provided that if Borrower achieves the First Equity Event, the 2022 Prepayment Date shall automatically with no further action required by the parties hereto, be extended to May 31, 2022, and provided further that if Borrower achieves the First Equity Event and the Second Equity Event, the 2022 Prepayment Date shall automatically, with no further action required by the parties hereto, be extended to the earlier of (a) September 30, 2022, or (b) the date on which the sum of Borrower’s unrestricted and unencumbered cash and Cash Equivalents at Bank is less than Twelve Million Dollars ($12,000,000).

“First Equity Event” means Borrower has received, on or after April 7, 2022, but on or prior to May 15, 2022, into its accounts at Silicon Valley Bank, net cash proceeds in an aggregate amount not less than Twelve Million Dollars ($12,000,000) from the sale of Borrower’s equity securities and/or the incurrence of Subordinated Debt on terms and from investors acceptable to Bank.

“Integrated Diagnostics APA” means that certain Asset Purchase Agreement and Plan of Reorganization, dated as of June 30, 2018, by and between Borrower, Integrated Diagnostics and the stockholders of Integrated Diagnostics set forth on Exhibit A thereto as amended by that certain Amendment No. 1 to Asset Purchase Agreement and Plan of Reorganization dated as of July 29, 2021, that certain Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization dated as of August 9, 2021 and that certain Amendment No. 3 to Asset Purchase Agreement and Plan of Reorganization dated as of April 7, 2022.

“Lease Agreement” means that certain Lease Agreement dated as of March 11, 2022 as amended by that certain First Amendment to Lease Agreement dated as of March 11, 2022 by and among Borrower and Centennial Valley Properties I, LLC pursuant to which Borrower will lease certain leasable square feet at the premises located at 919 West Dillion Road, Louisville, CO 80027.

“Second Equity Event” means Borrower has received, on or after April 7, 2022, but on or prior to May 31, 2022, into its accounts at Silicon Valley Bank, net cash proceeds in an aggregate amount not less than Fifteen Million Dollars ($15,000,000) (inclusive of any amounts received from the First Equity Event) from the sale of Borrower’s equity securities and/or the incurrence of Subordinated Debt on terms and from investors acceptable to Bank.

“Third Amendment Effective Date” is April 7, 2022.

3.6
Exhibit B to the Loan Agreement hereby is replaced with Exhibit B attached hereto.

4.
Representations and Warranties. Borrower represents and warrants to Bank as follows:

4.1
the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2
Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement;

4.3
The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement have been duly authorized by all necessary action on the part of Borrower;

4.5
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement do not (a) conflict with any of Borrower’s organizational documents, (b) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (c) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, termination or award of any Governmental Authority which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b) of the Loan Agreement) and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents), or (e) conflict with, contravene constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound;

4.6
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.
Prior Agreement. The Loan Documents (as modified hereby) are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6.
Release by Borrower.

6.1
FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”) . Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

6.2
In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

6.3
By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.4
This release may be pleaded as a full and complete defense and/or as a cross- complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

6.5
Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)
Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

(b)
Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

(c)
The terms of this Agreement are contractual and not a mere recital.

(d)
This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

(e)
Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7.
Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on or prior to the Effective Date and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

8.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.
Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

10.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

11.
Conditions to Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of (i) this Amendment by each party hereto, (ii) a Cash Pledge Agreement in form and substance satisfactory to Bank, (iii) the Lease Agreement, (iv) the Integrated Diagnostics APA Amendment, and (b) payment by Borrower to Bank of (i) Two Million Dollars ($2,000,000), which Bank shall apply to the outstanding principal balance of the Term Loan Advance, and (ii) all Bank Expenses due and owing as of the date hereof, which, in each case, may be debited from any of Borrower’s accounts at Bank.

12.
Miscellaneous.

12.1
This Amendment shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

12.2
Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

13.
Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK:

SIICON VALLEY BANK

By: /s/ KRISTINE ROHMER

Name: Kristine Rohmer

Title: Director

BORROWER:

BIODESIX, INC.

By: /s/ SCOTT HUTTON

Name: Scott Hutton

Title: Chief Executive Officer

[Signature Page to Consent and Third Amendment to Loan and Security Agreement]

EXHIBIT B

COMPLIANCE STATEMENT

TO: SILICON VALLEY BANK Date: FROM: BIODESIX, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): Borrower is in compliance in all material respects for the period ending with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Within 5 Business Days following the date Borrower is required to file its Form 10-Q	Yes	No
Annual financial statements (CPA Audited)	Within 5 Business Days following the date Borrower is required to file its Form 10-K	Yes	No
A/R & A/P Agings and a Detailed Listing of Borrower’s Account Debtors	Monthly within 10 Business Days	Yes	No
Inventory Reports	Monthly within 30 days	Yes	No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes	No
Board approved projections	Within 75 days after FYE, or, if earlier, the 7th Business Day following approval by the Borrower’s board of directors, and within seven (7) Business Days of any material updates/amendments thereto	Yes	No

Financial Covenants	Required	Actual	Complies

Minimum Liquidity Ratio (maintain at all times)	0.95:1.0	:1.0	Yes No

Minimum Revenue (measured on a trailing three (3) month basis for the quarters ending June 30, 2022, September 30, 2022 and

December 31, 2022 and trailing six (6) month basis thereafter) (tested quarterly)

	See Schedule 1	$	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Statement.

Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:

I.
Liquidity Ratio (Section 6.7(a)) Required: >0.95 to 1.00
A.
Aggregate value of Borrower’s unrestricted cash held at Bank or Bank’s Affiliates $ (subject to a Control Agreement in favor of Bank)

B.
Aggregate value of Borrower’s net billed Accounts receivable $

C.
Aggregate value of Term Loan Cash Collateral in the Pledged Account $

D.
Aggregate outstanding principal amount of the Term Loan Advance $

E.
Liquidity Ratio (the sum of line A plus line B plus line C divided by line D)

Actual:

Is line E greater than 0.95:1.00?

No, not in compliance Yes, in compliance

II.
Minimum Revenue (Section 6.7(b))

Required: Achieve revenue (measured in accordance with GAAP and tested as of the last day of each calendar quarter ending after March 31, 2022 on a trailing three (3) month basis) of not less than (x) fifty-three percent (53%) of the Borrower’s projected revenue numbers for the quarter ending June 30, 2022, (y) fifty percent (50%) of the Borrower’s projected revenue for the quarter ending September 30, 2022, and (z) fifty percent (50%) of the Borrower’s projected revenue for the quarter ending December 31, 2022, in each case as the projected revenue is set forth in Borrower’s projections delivered to Bank on March 29, 2022 and titled “Biodesix, Inc. – Income Statement”.

Actual:

A. Borrower’s revenue (determined in accordance with GAAP) measured on a trailing 3-

month basis. $

Is line A equal to or greater than the required revenue set forth above for the corresponding measuring period?

No, not in compliance Yes, in compliance